Amendment No. 1 to Prospectus Supplement dated June 23, 2011(to Prospectus dated May 26, 2011)	Filed pursuant to Rule 424(b)(5) File No. 333-174266

ZION OIL & GAS, INC.

This Amendment No. 1 to prospectus supplement amends the prospectus supplement dated June 23, 2011. This amendment to prospectus supplement should be read in conjunction with the prospectus supplement dated June 23, 2011 and the prospectus dated May 26, 2011. This Amendment No. 1 is incorporated by reference into the original prospectus supplement. This Amendment No. 1 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus supplement, including any amendments or supplements thereto.

Commencing June 7, 2012 and continuing through 5:00 p.m. Eastern Time on August 15, 2012 (the "Expiration Time"), the exercise price of the Warrants (currently trading under the symbol “ZNWAL”) will be reduced from $3.50 to $1.75. Any and all Warrants properly exercised in accordance with the terms of the Warrants on or after the date hereof and prior to the Expiration Time will be accepted by Zion at the reduced exercise price and one share of registered common stock per Warrant will be issued to the exercising Warrant holder. The Warrants (currently trading under the symbol “ZNWAL”) are scheduled to expire on August 15, 2012. Zion reserves the right to extend the Expiration Time or the scheduled expiration date of the Warrants, however, at this time Zion does not intend to do so.

Accordingly, all references in the original prospectus supplement indicating that the exercise price of the Warrants is $3.50 are hereby deleted and replaced with an exercise price of $1.75 through the Expiration Time.

Investing in our common stock is very risky. See "Risk Factors" commencing at page S-20 of the prospectus to read about the risks that you should consider before buying shares of our stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this amendment No. 1 to prospectus supplement is June 7, 2012.